EXHIBIT 10.12
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).
PRODUCT SALE AND PURCHASE CONTRACT
BY AND BETWEEN
RESOLUTE NATURAL RESOURCES COMPANY
(BUYER)
AND
KINDER MORGAN CO2 COMPANY, L.P.
(SELLER)
DATED
July 1, 2007

PRODUCT SALE AND PURCHASE CONTRACT
     THIS CONTRACT, is made and entered into as of the “Effective Date” of July 1, 2007 by and between Resolute Natural Resources Company individually and on behalf of working interest owners in Aneth Unit, McElmo Creek Unit, and Ratherford Unit with a business address of 1675 Broadway, Suite 1950, Denver, CO 80202 (“Buyer”) and Kinder Morgan CO2 Company, L.P., a Texas Limited Partnership, with a business address of 500 Dallas, Suite 1000, Houston, TX 77002 (“Seller”).
WITNESSETH:
     WHEREAS, Seller desires to sell and tender for delivery to Buyer, and Buyer desires to purchase and accept from Seller, certain quantities of carbon dioxide (“Product”) for use at the Aneth, McElmo Creek, and Ratherford Units in San Juan County, Utah under the terms and conditions of this Contract; and
     WHEREAS, Seller owns certain Product reserves at McElmo Dome in Montezuma and Dolores Counties, Colorado and Doe Canyon in Dolores County, Colorado. Seller has certain rights to deliver Product into the McElmo Creek Pipeline; and
     WHEREAS, Buyer wishes to purchase and accept Product from Seller near McElmo Dome Unit at the interconnect between the McElmo Dome Unit Hovenweep Facility and the McElmo Creek Pipeline, and
     NOW, THEREFORE, for and in consideration of the premises and the mutual benefits and covenants herein contained, Seller and Buyer hereby agree as follows:
ARTICLE I — DEFINITIONS
     1.1 Defined Words and Terms. Except where the context otherwise indicates another or different meaning or intent, the following words and terms as used herein shall have the meanings indicated:
(a) “Actual Monthly Amount” means an amount determined by multiplying the actual quantity of Product, in MCF, delivered to Buyer at the Delivery Point during the Month, by the Unit Price.
(b) “Annual Quantity” means for each Contract Year the DCQ times the number of Days in that Contract Year.
(c) “Anticipated Initial Delivery Date” means August 1, 2007 for Exhibit “A” quantities.
(d) “BCF” means 1,000,000,000 Cubic Feet of Product.

(e) “CO2” or “Carbon Dioxide” means a substance composed of molecules, each containing one atom of carbon and two atoms of oxygen.
(f) “Contract Year” means the periods set out in Exhibit “A”.
(g) “Cubic Foot” means the amount of Product which would occupy one cubic foot of space at a base pressure of 14.65 Psia and at a base temperature of 60° degrees Fahrenheit.
(h) “DCQ” or “Daily Contract Quantity” for any period means the daily quantity of Product set out in Section 4.1, Exhibit “A”, or as otherwise determined under this Contract for that period.
(i) “Day” means a period beginning at 7:00 a.m. (Central Standard time) on a calendar day and ending at 7:00 a.m. (Central Standard time) on the next succeeding calendar day. The date of a Day shall be that of its beginning.
(j) “Delivery Point” means the interconnection of the McElmo Dome Unit Hovenweep Facility and the McElmo Creek Pipeline.
(k) “Injection Projects” means Buyer’s enhanced oil recovery projects at the Aneth, Ratherford, and McElmo Creek Units in San Juan County, Utah, which includes all unit operations associated with the use of Product for increased hydrocarbon recovery.
(1) “MCF” means 1,000 Cubic Feet of Product.
(m) “Minimum Contract Quantity” means the quantity of Product determined by multiplying the Total Contract Quantity, in MCF, by the MPR, (i.e. Total Contract Quantity x MPR).
(n) “Minimum Monthly Amount” means the amount determined by multiplying the applicable TDCQ, in MCF per Day, by the MPR, by the Unit Price, by the number of Days in the Month, (i.e. DCQ x MPR x Unit Price x # Days in the Month).
(o) “Minimum Monthly Quantity” means the quantity of Product determined by multiplying the applicable TDCQ, in MCF per Day, by the MPR, by the number of Days in the Month, (i.e. DCQ x MPR x # Days in the Month).
(p) “MPR” or “Minimum Purchase Requirement” means the percentage of the Total Contract Quantity of Product that Buyer agrees to take and pay for, or pay for, if not taken, during the Term of this Contract. For purposes of this Contract, the MPR shall be ( ** ) percent (** %).
(q) “MMCF” means 1,000,000 Cubic Feet of Product.
(r) “MMCF/D” means 1,000,000 Cubic Feet of Product per Day.

(s) “Month” means a period beginning at 7:00 a.m. (Central Standard time) on the first Day of a calendar month and ending at 7:00 a.m. (Central Standard time) on the first Day of the next succeeding calendar month.
(t) “OMTCQ” or “Optional Maximum Total Contract Quantity” means the maximum Total Contract Quantity that Buyer may elect pursuant to Sections 3.1, 3.2 and 4.7 of this Contract. For purposes of this Contract, the OMTCQ shall be One Hundred Thirty-Eight Million Seventy Thousand (138,070,000) MCF of Product.
(u) “P-5 WTI” means, for each calendar month, the average of the daily P-5 WTI postings as published in Platt’s “North American Crude Wire” US spot crude assessments (US$/bbl). The P-5 WTI price for Saturdays, Sundays and Monday Holidays and/or any other holidays shall be last posted prices prior thereto.
(v) “Psia” means pounds per square inch absolute,
(w) “Psig” means pounds per square inch gauge.
(x) “Product” means a substance composed primarily of Carbon Dioxide and meeting the specifications set forth in Article IX herein.
(y) “Tender for Delivery” means Seller makes available to Buyer at the Delivery Point, a certain quantity of Product, pursuant to the terms and conditions herein.
(z) “Termination Payment” means an amount of money Buyer will pay Seller if Buyer elects to terminate this contract pursuant to Section 5.5.
(aa) “TDCQ” or “Total Daily Contract Quantity” for any period, means the sum of each Daily Contract Quantity of Product set out in Exhibit “A” for that period, to be delivered for all Injection Projects.
(bb) “Total Contract Quantity” means the sum of the Annual Quantity for each Contract Year during the Term of the Contract per Exhibit “A”.
(cc) “TYQ” or “Total Yearly Quantity” for any period, means the sum of each Injection Project’s Daily Contract Quantity of Product set out in Exhibit “A” for that Year, to be delivered for all Injection Projects, times the number of Days in that Year.
(dd) “Unit Price” means, as to any period, the applicable Product price per MCF determined pursuant to Article V.
ARTICLE II — CONTRACT TERM
     2.1 Term. This Contract shall commence on the date written above as the “Effective Date”. This Contract shall continue to the earlier of 1) the date the Seller has delivered and the Buyer has taken the Total Contract Quantity or 2) December 31, 2016.

     2.2 Extension of Term Due to Force Majeure. The term of this Contract shall automatically extend by the number of days of any suspension of Product delivery or receipt due to a claim of force majeure under Article XIV hereunder. Any such single extension of the Term due to Force Majeure will be limited to one (1) year or until such time as the Force Majeure concludes, whichever is sooner.
ARTICLE III — SCOPE OF CONTRACT
     3.1 Sale and Commitment of Product. Subject to the terms, conditions and limitations of this Contract, Seller shall sell and Tender for Delivery to Buyer, and Buyer shall purchase and receive from Seller, at the Delivery Point, the quantities of Product requested by Buyer, up to the Daily Contract Quantity as specified in Exhibit “A”, and, if applicable, up to the maximum delivery rate, subject to the provisions of Section 4.4 hereunder. Subject only to Seller’s inability to deliver Product as provided for in this Contract, commencing on the Effective Date forward, Seller shall have the exclusive right during the Term of this Contract to supply Buyer with Buyer’s Product requirements for Injection Project(s) except Buyer’s product requirements at existing CO2 Injection Projects that were under contract prior to the Effective Date of this Contract. A projection of Buyer’s Probable Net Uncontracted CO2 Demand is set out in Exhibit B. Should Buyer’s said Product requirements increase, Buyer shall have the obligation to increase, with 180 Days advance written notice to Seller, the DCQ(s), and the TDCQ(s), TYQ(s) and TCQ respectively, up to the OMTCQ, in accordance with the provisions of Section 4.7, except Buyer shall have ninety (90) days from the date of this Contract to elect into the Aneth Unit Expansion volume on Exhibit “B”. If Buyer fails to notify Seller its elects into the Aneth Unit Expansion volume on Exhibit “B”, the OMTCQ will be reduced by 40.62 BCF. Should Buyer so notify Seller of increases such that the TDCQ(s) and the TYQ(s) are greater than quantities projected for corresponding years as set out in Exhibit B, then Seller shall have the right to limit the TDCQ(s) and the TYQ(s) to quantities less than those quantities requested, but not less than the projected TDCQ(s) and the TYQ(s) set out in Exhibit B.
     3.2 Buyer’s Right to Decrease Quantities. If, during the term of this Contract, Buyer sells and conveys subject to Article XV to a third party its interest in an Injection Project that is under CO2 injection, then Buyer may remove such Injection Project, and reduce the TDCQ(s), TYQ(s) and the TCQ respectively, by the quantity of Product specified for such Injection Project in accordance with the provisions of Section 4.7 provided that such third party executes a contract with identical terms and conditions of this Contract to purchase such quantity of product from Seller at the Unit Price provided herein for such Injection Project. In addition, if, during the term of this Contract, Buyer sells and conveys to a third party its interest in an Injection Project that is not under CO2 injection, then neither Buyer nor such third party will have any further obligation to Seller under this Contract as to such Injection Project.
     3.3 Seller’s Right to Decrease Quantities. Seller shall have the right at any time, with 60 Days advance written notice to Buyer, to lower the OMTCQ by the OMTCQ volume not then elected by Buyer in accordance with Section 3.1. Should Seller so notify Buyer of its intention to lower the OMTCQ, Buyer may, during such 60-Day period, add Injection Projects and/or increase the DCQ(s), TDCQ, TYQ and TCQ, respectively, in accordance with Section 3.1.
     3.4 Other Sales/Purchases. Seller reserves the right to utilize, sell or contract to deliver Product to parties other than Buyer. If at any time, or from time to time, Seller should suffer an inability to deliver the entire TDCQ and the daily contract quantity of other parties, Buyer shall be entitled as its sole and exclusive remedy to receive its share of Seller’s deliverability based on the ratio that the TDCQ bears to the daily contract quantities of all parties. Subsequent to the execution of this Contract, Seller shall make a reasonable good faith effort to anticipate Product availability to meet the TDCQ, and shall not knowingly utilize, sell or contract to deliver volumes of Product to third parties so as to occasion Seller to not be able to Tender for Delivery the TDCQ.
     3.5 Resale of Product. Buyer agrees the purchase of Product under the terms and conditions of this Contract are for Buyer’s sole use exclusively in the Injection Projects and that Buyer shall not resell or exchange Product delivered hereunder to any third party. Produced gas (including Carbon Dioxide) from the Injection Projects is owned by the working interest owners for their own use and may be used or sold at their sole discretion.
     3.6 Carbon Dioxide Reserves/Transportation. SELLER AND BUYER UNDERSTAND AND AGREE THAT SELLER MAKES NO WARRANTY, EITHER EXPRESSED OR IMPLIED, OF CARBON DIOXIDE VOLUMES OR RESERVES AT ANY SOURCE FIELD, CARBON DIOXIDE DELIVERABILITY OR THE TRANSPORTATION OF CARBON DIOXIDE.
     3.7 Operations. Seller reserves the sole and exclusive right to control, manage and operate the source fields as Seller in its sole discretion shall determine. Buyer, and its affiliates, or their successors or assigns, reserves the sole and exclusive right to control, manage and operate the fields on which the Injection Project(s) are located. This shall include by way of example, but not of limitation, the following: (i) drilling of new wells, (ii) repairing, abandoning or reworking of old wells, (iii) the renewal or extension, in whole or in part, of any lease or unit and (iv) the surrender, termination or release of all or any part of a lease.
     3.8 Seller’s Processing Rights. Seller reserves the right, prior to delivery, to process and/or treat carbon dioxide committed hereto for any purpose; provided, only that any Product delivered shall meet the quality specifications hereof, unless waived by Buyer as provided in Section 9.3 of this Contract.
     3.9 Termination of Sale and Purchase Agreement. With the Effective Date of this Agreement, that certain Carbon Dioxide Sale and Purchase Contract between Resolute Natural Resources Company (Buyer) and Kinder Morgan CO2 Company, L.P. (Seller) dated May 25, 2005, as amended, shall be terminated in its entirety. Disposition of any Deficiency Credit Balance will be addressed under Article 5.8 of this Agreement.

ARTICLE IV — QUANTITIES
     4.1 Commencement of Deliveries and Daily Contract Quantity. Commencing with the first day of the Term, Seller shall Tender for Delivery and Buyer shall take at the Delivery Point(s), all quantities of Product requested by Buyer, up to Buyer’s then currently effective DCQ, as specified for each Contract Year in Exhibit “A”, attached hereto. The Total Contract Quantity for Exhibit “A”, which is Seller’s total obligation herein to sell and deliver a quantity of Product, shall be reduced at the end of each Contract Year on a cumulative basis through the Term of this Contract (“Contract Quantity Balance”), by the greater of: (i) the actual quantity of Product delivered to Buyer in that Contract Year, or (ii) by the Annual Quantity applicable for that Contract Year, until the Contract Quantity Balance equals zero.
     4.2 Delivery Rates. Buyer and Seller recognize that due to actual operating conditions, the delivery or receipt of Product may not necessarily be of a constant rate. However, Buyer and Seller agree to cooperate fully with one another to maintain as constant a rate of take as operationally possible and in adjusting Daily and Monthly deliveries hereunder. Seller will not be obligated to Tender for Delivery an amount of Product which can not be accurately measured — such amount being approximately 1 MMCF/D of Product.
     4.3 Monthly Delivery Nominations. Buyer shall notify Seller Monthly by giving at least seven (7) Days advance written notice, of its daily Product volume requirements for the next succeeding Month. In the event Buyer fails to give to Seller the requisite seven (7) Days prior notice, then the daily Product volume requirements shall be the same as those for the then current Month. Upon agreement by Seller, Buyer may request a change in its daily requirements for any particular Month by giving Seller twenty-four (24) hours prior notice of such changes in its daily requirements as may be necessary from time to time. Upon receipt of such notice given to the Seller at the location and number set out below, and subject to Seller’s agreement. Seller shall undertake to conform its deliveries to Buyer’s revised requirements and shall notify Buyer as soon as practical if it is unable to do so. Buyer shall utilize its commercially reasonable efforts to minimize the number of changes in the Monthly nominations. Each oral request for changes in Buyer’s requirements shall be confirmed by written notice by Buyer to Seller within seven (7) business Days after such request.
     4.4 Excess Deliveries. On any given Day during the Term of this Contract, Buyer may request and Seller may Tender for Delivery, a quantity of Product up to 120 % of the Daily Contract Quantity, provided however, it is at Seller’s sole discretion to make available to Buyer deliveries in excess of 100 % of the Daily Contract Quantity, if any.
     4.5 Emergency Shutdown. In the event of an emergency which poses danger to life or property, no prior notice shall be necessary before partial or total shutdown by either Seller or Buyer, but notice of such shutdown and the reason therefore shall be given as soon as practical thereafter, by telephone, facsimile, e-mail or other electronic means at the locations and numbers set out below. The party causing the shutdown shall immediately take all steps commercially reasonable under the circumstances necessary to end such shutdown.

Seller:	Buyer:
Kinder Morgan CO2 Company	Resolute Natural Resources Company
Attn.: Scheduling Dept.	Attn.: James Kincaid
500 Dallas, Suite 1000	320 South Boston Avenue, Suite 840
Houston, TX 77002	Tulsa, OK 74103
Telephone: 713-369-9485	Telephone: 918-388-9444
Cell Phone: 713-206-9963	Cell Phone: 918-809-8436
Facsimile: 713-369-9195	Facsimile: 918-388-9500
     4.6 Planned Shutdown. In the event a planned shutdown becomes necessary for either Seller or Buyer on a non-emergency basis, such party shall provide thirty (30) Days notice to the other as provided in the Article XVI hereof.
     4.7 Increases and Decreases in Carbon Dioxide Requirements. Buyer shall, in accordance with Sections 3.1, 3.2 and 3.3, increase the OMTCQ and/or add or delete Injection Project(s) and/or increase DCQ(s), and TDCQ(s), TYQ(s) and TCQ respectively, by giving at least 180 Days advance written notice to Seller. With such notice, Buyer shall provide Seller a “Revised Exhibit “A” (containing the DCQ(s) and the initial delivery and anticipated delivery dates attributable to the Injection Project(s) as well as the commensurate adjustments to the DCQ(s), TDCQ(s), TYQ(s) and TCQ up to the OMTCQ).
ARTICLE V — PRODUCT PRICE
     5.1 Unit Price. Effective with the date of first delivery the Unit Price shall be ( ** ) percent ( ** %) times the monthly average of P-5 WTI postings published daily in Platts “North American Crude Wire”. The Unit Price shall never be less than seventy cents ($0.70) per MCF. In the event Buyer fails to exercise the option to add quantities for the Aneth Unit Expansion as provided in Section 3.1 the Unit Price shall be ( ** ) percent ( ** %) times the monthly average of P-5 WTI postings published daily in Platts “North American Crude Wire”, and the Unit Price shall never be less than eighty cents ($0.80) per MCF for the remaining Total Contract Quantity herein.

Example:	Average P-5 Posting = $60.00 per barrel
Unit Price = ( ** ) X $60.00 = $( ** ) per MCF
     5.2 Take-or-Pay Obligation.
(a)	During the Term of this Contract, Seller shall invoice Buyer and Buyer shall pay Seller, within thirty days of the date of such invoice, an amount equal to the greater of: (i) the Minimum Monthly Amount, or (ii) the Actual Monthly Amount.

(b)	The Minimum Monthly Amount shall be reduced each Month for any deficiencies in the amount of Product made available by Seller to Buyer due to (i) force majeure as defined in Article XIV, or (ii) failure by Seller to deliver quantities of Product up to Buyer’s Daily Contract Quantity obligation when and as requested.
     5.3 Deficiency Credit. When the Actual Monthly Amount is less than the Minimum Monthly Amount, the difference between the Minimum Monthly Amount and the Actual Monthly Amount will be credited to Buyer as a “Deficiency Credit”. After a Deficiency Credit balance has been established, the Deficiency Credit balance will be increased each Month by the amount that the Actual Monthly Amount is less than the Minimum Monthly Amount or will be decreased each Month by the amount that the Actual Monthly Amount is greater than the Minimum Monthly Amount. For each Month that the Deficiency Credit is decreased, the Buyer’s Monthly invoice amount will be decreased by the amount that the Actual Monthly Amount is greater than the Minimum Monthly Amount or by the Deficiency Credit balance, whichever is less. In no event will the Deficiency Credit balance be increased or decreased until Buyer makes payment to Seller pursuant to Section 5.2 hereinabove, and in no event will the Deficiency Credit balance be less than zero.
     5.4 Deficiency Credit Expiration. Buyer may carry forward Deficiency Credit balances as its sole and exclusive remedy for a period not to exceed 48 months after the month that the Deficiency Credit is earned, and with a time limit of 24 months after the end of the Term per the terms in Article 2.1. Any Deficiency Credit not applied within 48 months after it is earned, or not applied within 24 months after the end of the Term, hereunder shall automatically terminate without further obligation of Seller.
5.5 Total Contract Quantity Reduction Buyout. One (1) time during the Term of this Contract, Buyer shall have the option but not the obligation to reduce the Total Contract Quantity by not less than ten (10) BCF and not to exceed forty and sixty two hundredths (40.62) BCF by making a payment to the Seller calculated using the following formula:
     Buyout Payment = Current Unit Price per Section 5.1 X Buyout Quantity
4
The Contract DCQ’s will be pro-rata reduced over the remaining term of the Contract after payment is received by Seller and a new Exhibit “A” and/or “B” is furnished to Seller by Buyer.
This Section 5.5 applies only to Aneth Unit Expansion volumes so elected under Section 3.1 within ninety days (90) from the effective date of this Contract.
     5.6 Termination Payment. If this Contract is terminated for any reason by Buyer (including, but not limited to Buyer’s failure or inability to remedy a Force Majeure event with all reasonable dispatch as provided in Section 14.1), Buyer will make a Termination Payment to Seller which will be calculated using the following formula:
Termination Payment =

Current Unit Price per Section 5.1 X Total Contract Quantity per Current Exhibit A minus Buyout Option Quantities if Buyer has exercised option under Section 5.5 minus Paid For Quantities
4
Without limiting each party’s rights to indemnity hereunder, Seller’s right to receive the Termination Payment shall be Seller’s sole and exclusive remedy under this contract for any such default by Buyer. In the event of a finding or judgment that Seller has defaulted on any material obligations of the Seller hereunder, Buyer will not be obligated to make this Termination Payment.
     5.7 Commencement of Payment. Buyer’s obligation to pay Seller, pursuant to this Article V, shall begin on the first day of the Term per Article 2.1
     5.8 Deficiency Credit Balance. In the event Buyer has a Deficiency Credit Balance under that certain Carbon Dioxide Sale and Purchase Contract dated May 25, 2005 as amended between Buyer and Seller, Buyer may then apply such Deficiency Credit Balance to first purchases first taken under this Agreement and applied according to terms of this Agreement.
ARTICLE VI — DELIVERY POINT AND PRESSURE
     6.1 Delivery Point and Pressure. Seller shall Tender for Delivery the Product to Buyer at the Delivery Point. Title to and ownership of all Product delivered under this Contract shall pass to and vest in Buyer at the Delivery Point. Seller shall Tender for Delivery Product at the Delivery Point at a minimum pressure of 1900 Psig, provided that the Seller shall never be obligated to Deliver Product at pressures in excess of 2200 Psig.
ARTICLE VII — TAXES
     7.1 Tax Liability. Seller shall pay or cause to be paid all taxes and assessments imposed on Seller with respect to the Product delivered hereunder prior to its delivery to Buyer, and Buyer shall pay or cause to be paid all taxes and assessments imposed on Buyer with respect to the Product delivered hereunder after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed on or against any of the facilities of the other party which are used for the purpose of carrying out the provisions of this Contract.
     7.3 Transaction Taxes. Buyer agrees that the Unit Price for its purchases of Carbon Dioxide as provided by Seller under this Contract does not include sales, use, or like taxes (“Transaction Tax”) that is legally imposed, currently or prospectively, by a Federal, State, or local taxing authority. Seller shall, where and when applicable, collect a Transaction Tax that is properly imposed, from Buyer at the time the invoice for the Carbon Dioxide is due. Seller shall separately state the amount of Transaction Tax, the Transaction Tax rate, and name of the taxing authority on the invoice. Buyer may, in lieu of remitting any billed Transaction Tax, submit a properly completed and signed exemption certificate, or other written evidence of exemption, so long as the evidence meets requirements cited by applicable taxing authority, or Buyer may agree to remit the tax directly, and or prosecute diligently with appropriate legal action any objection to the tax, provided in either case Buyer shall defend, indemnify and hold harmless Seller against any loss or cost in association with such action.
ARTICLE VIII — ACCOUNTING
     8.1 Payment. Seller shall notify Buyer of the total volume of Product delivered by Seller at the Delivery Point during any Month by the seventh (7th) work Day following the end of such Month. Seller shall furnish to Buyer via email, a Monthly invoice showing the total quantity of Product delivered hereunder during the preceding Month at the Delivery Point, such invoice shall include the Deficiency Credit balance as calculated per Article 5.3. Buyer shall make payment to Seller of the amounts of such invoices of Seller on or before thirty (30) Days after the date of receipt of such invoice. All payments shall be mailed or electronically transferred to:
Payment by Wire:
Kinder Morgan CO2 Company, L.P.
Wells Fargo Bank, NA
ABA #121 000 248
Account #412 104 9456
Payment by Check:
Kinder Morgan CO2 Company
Dept.3007
P O BOX 201607
Dallas, TX 75320-1607
     8.2 Audit Rights. Each party shall have the right at all reasonable times, upon prior written notice of not less than 60 business days, to audit all records of the other party to verify such party’s compliance with the terms and conditions of this Contract. Notwithstanding the foregoing, each party shall be entitled to protect the confidentiality of any information that it considers proprietary by having the other party sign a mutually agreeable confidentiality agreement. If any audit conducted pursuant to this section reveals that there was an inaccuracy or omission in the invoices submitted under this Contract, the parties shall, within ten (10) Days of a request by either party therefore, meet to discuss the adjustments and/or payments that would be necessary to correct such inaccuracy or omission. No claims, adjustments and/or payments shall be made in respect to any inaccuracy or omission first alleged after the second anniversary of the date of the invoice containing such inaccuracy or omission.
     8.3 Failure to Pay. If Buyer fails to pay an amount payable to Seller hereunder when due, Seller shall have the right, upon seven (7) Days written notice to Buyer, to stop delivery of the Product and terminate this contract. If Buyer disputes the amount or a portion of the amount invoiced by Seller, Buyer shall pay the invoiced amount and shall notify Seller of the amount in dispute. Buyer and Seller shall reconcile such disputes within a reasonable time period, but not to exceed 60 days, whereupon either party discovered to be owed monies, shall submit an invoice to the other party for the amount owed plus interest. The other party shall make payment in immediately available U.S. funds by check or electronic transfer to the owed party and tender such to the owed party on or before the twentieth (20th) Day after the date of such invoice. Interest shall accrue and be payable at the lesser of: 1) the highest legally permissible rate allowed by the State of Texas, or 2) the Prime or Base lending rate established by the JPM Chase Bank, N.A., New York. Interest will accrue from the date when the disputed amount was due until the date payment of the disputed amount is made. The exercise of such rights shall not constitute a waiver of, nor in any way prejudice, other remedies available to such party.
8.4 Refunds. If at anytime it is determined that Buyer or Seller has made payment to the other party hereof in deficient or in excess of the amount required to be paid under this Contract, and such deficiency or excess payment is the result of a good faith error in the Monthly statement furnished by Seller, or is or becomes the subject of a good faith dispute between Seller and Buyer, then Seller or Buyer shall, within thirty (30) Days of such determination, pay or refund to the other party the full amount of the deficiency or excess payment together with interest. Interest shall accrue and be payable at the lesser of: 1) the highest legally permissible rate allowed by the State of Texas, or 2) the Prime or Base lending rate established by the JPM Chase Bank, N.A., New York. Interest will accrue from the date when the deficiency or excess payment was due until the date payment of the said payment is made. The exercise of such rights shall not constitute a waiver of, nor in any way prejudice, other remedies available to such party.
ARTICLE IX — QUALITY SPECIFICATIONS
     9.1 Specifications. The Product delivered by Seller or Seller’s representative to Buyer at the Delivery Point shall meet the following specifications, which herein are collectively called “Quality Specifications”:
(a)	Product. Substance containing at least ninety-five mole percent (95%) of Carbon Dioxide.

(b)	Water. Product shall contain no free water, and shall not contain more than thirty (30) pounds of water per MMcf in the vapor phase.

(c)	Hydrogen Sulfide. Product shall not contain more than twenty (20) parts per million (two-hundred (200) parts per million if delivered from Canyon Reef Carriers Pipeline), by weight, of hydrogen sulfide.

(d)	Total Sulfur. Product shall not contain more than thirty-five (35) parts per million (two-hundred (200) parts per million if delivered from Canyon Reef Carriers Pipeline), by weight, of total sulfur.

(e)	Temperature. Product shall not exceed a temperature of one hundred twenty degrees Fahrenheit. (120°F).

(f)	Nitrogen. Product shall not contain more than four mole percent (4%) of nitrogen.

(g)	Hydrocarbons. Product shall not contain more than five mole percent (5%) of hydrocarbons and the dew point of Product (with respect to such hydrocarbons) shall not exceed minus twenty degrees Fahrenheit (-20°F).

(h)	Oxygen. Product shall not contain more than ten (10) parts per million, by weight, of oxygen.

(i)	Other. Product shall not contain more than 0.3 (three tenths) gallons of glycol per MMCF and at no time shall such glycol be present in a liquid state at the pressure and temperature conditions of the pipeline.
     9.2 Testing. Seller shall ensure that tests to determine the quality of Product are made as often as reasonably required, but at least quarterly, by approved standard methods in general use by the industry. Buyer may from time to time request, and Seller shall ensure performance of, such additional tests as Buyer reasonably deems necessary; provided, however, Buyer shall not request such additional tests more than once during a ninety (90) Day period. Buyer shall reimburse Seller for all expenses associated with such additional tests unless such additional tests show that the substance does not meet the Quality Specifications. Seller shall notify Buyer 48 hours in advance of any test and shall provide Buyer the opportunity to witness any such test. Seller shall promptly furnish Buyer with copies of all test results upon request.
     9.3 Failure to Meet Quality Specifications. In the event any substance delivered hereunder to Buyer fails to meet the Quality Specifications, Buyer shall have the right to waive such failure, either by written notice to Seller, or by continuing to accept and receive such substance. However, Buyer, shall also have the right to refuse to accept such substance, in whole or part, and may require Seller to immediately cease or reduce deliveries of such substance to Buyer hereunder. Buyer, subject to the provisions hereof, shall have no obligation to receive or purchase any volumes of substance which fail to meet Quality Specifications at the Delivery Point under this Contract. If Seller has so reduced or ceased deliveries hereunder, then Seller may elect, after written notice from Buyer as provided above, to remedy the cause of such failure and, if Seller so elects, Seller shall proceed with all due diligence, to timely effect such remedy. Notwithstanding anything herein to the contrary, if Seller does not satisfactorily remedy such defect in ninety (90) Days after written notice to Seller of any failure of the substance to meet Quality Specifications, the Buyer, by written notice to Seller, may cancel this Contract. As to such cancellation, the respective duties and obligations of Seller and Buyer hereunder shall terminate without further duties, obligations and liabilities to either party, subject to settlement of previously incurred duties, obligations and liabilities.
ARTICLE X — MEASUREMENT
     10.1 Measurement Point. The measurement point shall be located at a mutually agreeable point at or upstream of the Delivery Point, in accordance with the standards set out in this Article X. Seller or Seller’s representative shall ensure that the Product delivered hereunder shall be measured for custody transfer at the Delivery Point, in accordance with the standards set forth herein.

     10.2 Procedure. Custody transfer measurement of Product shall be determined on the basis of pound-mass quantities, which will be converted to cubic feet quantities. The molecular weight of the metered stream of Product, calculated from the compositional analyses, shall be the basis for conversion of pound-mass measurement units to cubic feet measurement units. The calculations for the conversion of pound mass units to cubic feet units will be made on the basis of equation-of-state calculations embodied in the CO2PROP program or another mutually acceptable method correcting for the non-ideal behavior of high content carbon dioxide mixtures.
     10.3 Atmospheric Pressure. The atmospheric pressure at the Delivery Point shall be based upon 14.73 Psia at sea level, corrected to actual elevation in accordance with the October 1981 standards in the American Petroleum Institute. Manual of Petroleum Standards, and may be assumed to be constant for calculation purposes.
     10.4 Meter Standards. The Product delivered hereunder shall be measured with orifice meters constructed and installed in accordance with the October 1981 standards in the American Petroleum Institute. Manual of Petroleum Measurement Standards, Chapter 14, with any subsequent amendments, revisions and additions which may be mutually acceptable to Seller and Buyer.
     10.5 Temperature. The temperature of the Product shall be determined by an on-line thermometer so installed that it will sense the temperature of the Product flowing through the meters. The thermometer will be accurate to plus or minus 0.1° Fahrenheit
     10.6 Density. The density of the Product shall be determined by equation-of-state calculation based on the composition of the Product or by another mutually acceptable method.
     10.7 Samples. A composite sample of the metered Product stream shall be accumulated during each month and analyzed for its composition. Composition of the Product stream may also be determined by using a mean monthly average of an on-line chromatography.
ARTICLE XI — MEASURING EQUIPMENT AND TESTING
     11.1 Meter Stations. Seller or its designated representative shall ensure that the measuring station for measurement of Product delivered hereunder is installed, operated and maintained in accurate working order at or near each Delivery Point at no cost or expense to Buyer. Such meter station shall be equipped in accordance with the standards referenced in Article X and will initially consist of orifice meters of standard type, sensors and transmitters for pressure and temperature measurement and a flow computer for real-time calculation of metered Product flow. Measurement equipment will be subject to change to allow use of improved technology under such standards if the parties hereto mutually agree to such a change.
     11.2 Meter Tests. Seller or its designated representative shall ensure that its measuring equipment is accurate and is operated and maintained in good repair, and that tests are made at least once each Month to ensure the accuracy of such metering equipment. Seller shall ensure that the Buyer is given at least forty-eight (48) hours’ notice of each such test of the measuring equipment in order that, if Buyer desires, Buyer may have its representative present to witness such tests. If, upon any test, the measuring equipment is found to be inaccurate to the extent that it affects the aggregate measurement accuracy by an amount exceeding two percent (2%), registrations thereof shall be corrected for a period extending back to the time such inaccuracy occurred. If such time is not ascertainable, then the registrations will be corrected for the period extending back one-half of the time elapsed since the last date of calibration; provided, no retroactive correction shall be made for recorded inaccuracies of two percent (2%) or less in the aggregate. Meters will be adjusted or repaired on a timely basis. Special tests of the measuring equipment can be requested of Seller or its representative by Buyer at any time, with the cost thereof being paid by Buyer unless the meter is found to be inaccurate by an amount exceeding two percent (2%).
     11.3 Meter Out of Service. If, for any reason, any meter is out of service or under repair so that the amount of Product delivered cannot be ascertained or computed from the readings thereof or corrected under Section 11.2, the Product delivered during the period such meter is out of service or under repair shall be estimated and agreed upon by Buyer and Seller upon the basis of the best data available. . If Buyer installs a check meter, the measurements of the check meter shall be used for any period the meter of Seller is out of service, provided that Buyer’s check meter satisfies the specifications set forth in this contract. Buyer shall ensure that the Seller is given at least forty- eight (48) hours’ notice of each such test of Buyer’s measuring equipment in order that, if Seller desires, Seller may have its representative present to witness such tests.
     11.4 Record Retention. Buyer and Seller agree to retain detailed delivery records and measurement documents for metered quantities of Product for a period of two (2) calendar years following the end of the calendar year in which the documents are generated. Seller and Buyer shall have the right to examine and audit at reasonable times such delivery records and documents of the other party to the extent necessary to verify the accuracy of any statements, charges, computations or demands made under or pursuant to any of the provisions of this Contract. Any inaccuracies shall be promptly corrected when discovered subject to Section 8.2. Copies of such delivery records and documents will be provided to the other party upon the inquiring party’s written request and at the inquiring party’s expense. This Section shall survive any termination of this Contract.
ARTICLE XII — WARRANTIES
     12.1 Seller’s Warranty. Seller warrants that the Product it delivers under this Contract will be delivered in full compliance with all applicable federal, state and local laws and regulations.
     12.2 Warranty of Title. Seller warrants title to the Product sold and delivered to Buyer hereunder.
     12.3 Title Passage. As to the Product delivered and sold hereunder, title and risk of loss shall pass from Seller to Buyer at the Delivery Point.

     12.4 Other Warranties. Neither party hereto makes any warranties, other than those specifically set forth in this contract, including any warranties of merchantability or fitness for a particular purpose, except as expressly set forth in this contract.
ARTICLE XIII — INDEMNIFICATION
     13.1 Liability and Indemnity. SELLER SHALL BE RESPONSIBLE FOR THE PRODUCT, INCLUDING RISK OF LOSS, AND ANY CLAIMS, LIABILITIES OR DAMAGE CAUSED TO PRODUCT UNTIL THE TIME IT IS DELIVERED TO BUYER AT THE DELIVERY POINT. BUYER SHALL BE RESPONSIBLE FOR THE PRODUCT AFTER THE TIME IT IS DELIVERED TO BUYER AT THE DELIVERY POINT, INCLUDING RISK OF LOSS, AND ANY CLAIMS, LIABILITIES OR DAMAGE TO PRODUCT. THE PARTY RESPONSIBLE FOR THE PRODUCT SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE OTHER PARTY WITH RESPECT TO ANY CLAIMS (INCLUDING REASONABLE ATTORNEY FEES AND COURT COSTS), LIABILITIES OR DAMAGE TO PRODUCT WHILE THE PRODUCT IS IN SAID PARTY’S RESPONSIBILITY.
     EACH OF THE PARTIES HERETO AGREES THAT IT WILL ASSUME ALL RISK AND LIABILITY FOR ANY INJURY, INCLUDING DEATH, OR DAMAGES TO PROPERTY (EXCEPT PRODUCT) RESULTING FROM THE CONDUCT OF ITS AGENTS OR EMPLOYEES IN CONNECTION WITH THE SALE AND PURCHASE OF PRODUCT HEREUNDER, AND WILL SAVE AND HOLD HARMLESS, DEFEND AND INDEMNIFY THE OTHER PARTY FOR ANY AND ALL LOSSES, SUITS, CLAIMS OR ACTIONS, COSTS, DAMAGES, DEMANDS OR EXPENSES RESULTING AT ANY TIME FROM ANY AND ALL CAUSES DUE TO ANY ACT OR OMISSION, INCLUDING ANY NEGLIGENT ACT OR OMISSION, OF EITHER ITSELF OR ITS AGENTS OR EMPLOYEES.
     IT IS THE PURPOSE OF THIS SECTION TO INDICATE THAT EACH PARTY SHALL BE RESPONSIBLE FOR ITS OWN ACTS AND THE RESULTS THEREOF. NOTWITHSTANDING ANY PROVISION OF THIS SECTION 13.1, WHERE PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY RESULTS FROM THE JOINT OR CONCURRENT NEGLIGENCE OR WILLFUL MISCONDUCT OF BOTH BUYER AND SELLER HERETO, THE PARTIES’ DUTY OF INDEMNIFICATION SHALL BE IN PROPORTION TO EACH PARTY’S ALLOCABLE SHARE OF JOINT OR CONCURRENT NEGLIGENCE OR WRONGFUL MISCONDUCT EVEN IF ONE OF THE PARTIES ARE MORE THAN FIFTY PERCENT (50%) AT FAULT.
THIS SECTION SHALL SURVIVE TERMINATION OF THIS CONTRACT.
     13.2 Limitation of Liability. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL BUYER OR SELLER BE LIABLE TO THE OTHER PARTY HERETO FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT HERETO HOWSOEVER CAUSED, WHETHER OR NOT ARISING FROM THE BUYER’S OR SELLER’S SOLE, JOINT OR CONCURRENT NEGLIGENCE.

     13.3 Waiver. NO WAIVER BY SELLER OR BUYER OF ANY DEFAULT OF THE OTHER PARTY UNDER THIS CONTRACT SHALL OPERATE AS A WAIVER OF ANY SUBSEQUENT DEFAULT, WHETHER OF A LIKE OR A DIFFERENT CHARACTER.

ARTICLE XIV — FORCE MAJEURE
     14.1 Force Majeure. If Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform its obligations hereunder (except the obligation to pay money which arose prior the force majeure event or the obligation to make the Termination payment per Section 5.6), then upon such party’s giving notice and reasonably full particulars of such force majeure in writing, or by telex, by facsimile, by e-mail, or other equivalent means, to either Buyer or Seller within a reasonable time after the occurrence of the cause relied on, the obligations of the parties giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.
     The term “force majeure” as used herein shall mean any cause not reasonably within the control of the party claiming suspension and which, by the exercise of due diligence such party is unable to prevent, remedy, or overcome. In addition, such term shall include but not be limited to: acts of God; acts, omissions or delays in action of federal, state or local government or any agency thereof; compliance with enforceable rules, regulations or orders of any governmental authority or any office, department, agency or instrumentality thereof; strikes, lockouts, or other industrial disturbances; acts of a public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; storms; floods; high water; washouts; civil disturbances; fires not caused by Seller’s negligence; freezing of wells or of pipelines; including any interruption of Buyer’s transportation rights on any third party pipeline, and any other causes, whether of the kind herein enumerated or otherwise, affecting the equipment or property of either party and not reasonably within the control of the party claiming suspension. Such term shall likewise include (i) in those instances where either party hereto is required to obtain servitude’s, rights-of-way grants, permits or licenses to enable such party to perform hereunder, the inability of such party to acquire or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitude’s, rights-of-way grants, permits or licenses, and (ii) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or authority from any governmental agency to enable such party to perform hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and authority.
     The settlement of strikes or lockouts or other labor dispute shall be entirely within the discretion of the party having the difficulty, and the requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of such dispute by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the party having the difficulty.
ARTICLE XV — SUCCESSORS AND ASSIGNS
     15.1 This Contract shall extend to and be binding upon the respective successors and assigns of the parties hereto.

     The rights and obligations of a party hereunder shall not be assigned or delegated without the prior written consent of the other party, which consent shall not be unreasonably denied, conditioned or delayed, except that either party may, without the consent of the other party, assign or delegate all of its interest, rights and obligations hereunder to a parent, a wholly-owned affiliate or wholly-owned subsidiary or to an entity with which it is merged or consolidated.
     Nothing contained in this provision shall in any way prevent either party from pledging or mortgaging its rights hereunder for security of its indebtedness.
     Any entity which shall succeed by purchase, merger, consolidation, or otherwise to the rights and obligations of either party hereunder shall be subject to the duties and obligations of its predecessor in interest under this Contract. Any actual or attempted assignment, transfer or conveyance of this Contract shall expressly require that the assignee, transferee or grantee shall assume and agree to discharge the duties and obligations of its assignor under this Contract, and any such actual or attempted assignment, transfer or conveyance hereof shall be ineffective as between the parties hereto unless such express requirement shall therein be contained, and unless each assignee, transferee or grantee shall agree to impose an identical requirement upon any subsequent assignee, transferee or grantee. No such assignment, transfer or conveyance of this Contract or of any interest of either party herein shall be binding upon the other party against its wishes until such party has been notified, in writing, of such assignment, transfer or conveyance and furnished with a true copy of the same. No such actual or attempted assignment, transfer or conveyance shall in any way operate to enlarge, alter or modify any obligations of the other party or parties hereto.
ARTICLE XVI — NOTICES
     16.1 Except as otherwise specifically set forth in this Contract, all notices, invoices and other communications under this Contract must be in writing and shall be deemed given on the date of the addressee’s receipt thereof and shall be given only by U.S. Mail, hand delivery, overnight delivery, facsimile, e-mail, or other electronic means as follows:

If to Buyer:	Resolute Natural Resources Company
320 South Boston Avenue, Suite 840
Tulsa,OK 74103
Attn.: James Kincaid
Telephone: 918-388-9444
Fax: 918-388-9500

If to Seller:	Kinder Morgan CO2 Company. L.P.
Attn.: President
500 Dallas, Suite 1000
Houston, TX 77002
Telephone:
Fax: 713-369-9195

ARTICLE XVII — MISCELLANEOUS
     17.1 Entirety of Contract. Modification and Non-Waiver. This Contract constitutes the entire agreement for the sale and purchase of Product between Buyer and Seller. No statement or agreement, oral or written, made prior to or at the signing of this Contract, shall vary or modify the written terms hereof, and neither party shall claim any amendment to, modification of, or release from any provision by mutual agreement unless such agreement is in writing, signed by the authorized representatives of the parties to this Contract or by an exchange of facsimiles concerning the mutual agreement between the parties of the particular modification or amendment thereof specifically and conspicuously stating that it is a modification or amendment of this Contract. No provisions, terms or conditions contained in any document including; by way of illustration but not by way of limitation, invoices or purchase orders, shall affect this Contract or be binding upon the parties unless the provisions, terms or conditions have been previously agreed to in writing by the authorized representatives of the parties hereto. Buyer’s only authorized representatives who may make a mutual written modification or amendment of this Contract include Buyer’s Officers or Attorneys-in-Fact. Seller’s only representatives who may make a mutual written modification or amendment to this Contract include Seller’s Officers or Attorneys-in-Fact.
     17.2 Headings. The topical headings used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning whatsoever or as indicating that all of the provisions of this Contract relating to any particular topic are to be found in any particular section.
     17.3 Exhibits. Each exhibit referred to in this Contract hereby is incorporated in this Contract by reference. All obligations of any party under such exhibit shall be considered as obligations under this Contract.
     17.4 Counterpart Execution. This Contract may be executed in any number of counterparts, each of which shall be considered an original for all purposes.
     17.5 Third Party Rights. This Contract is intended for the exclusive benefit of the parties to this Contract and their respective heirs, successors and assigns, and nothing contained in this Contract shall be constructed as creating any rights or benefits in or to any third party.
     17.6 Confidentiality. Notwithstanding anything to the contrary contained in this Contract, the provisions of this Contract shall be considered “Confidential Information”.
     The phrase “Confidential Information” as used in this Contract shall also mean all other proprietary and non-public information, data, reports and records which were disclosed to either Buyer or Seller, whether in writing or orally provided however, the information described above shall not be considered “Confidential Information” to the extent it falls into the following categories:
a.	Information specifically allowed in writing to be disclosed to third parties;

b.	Information which at the time of disclosure was already in the public domain;

c.	Information which enters the public domain through no act or failure on the part of the other party, and

d.	Information which prior to disclosure was already in the possession of the recipient.
     Buyer and Seller shall keep the Confidential Information secret and confidential to the same degree that it keeps its proprietary information not related to this agreement secret and confidential. No portion of the Confidential Information will be disclosed to others, except to those employees and agents whose knowledge of the Confidential Information is necessary and who have been advised of the confidential obligations in this Contract (i) to co-working interest owners of interests in the properties serviced by the Product (ii) as required by law or regulation.
     If either party is requested or required by legal process to disclose any of the Confidential Information, it will provide to the other party notice of such request or requirement so that the other party may seek an appropriate protective order or other remedy.
     All rights and obligations created by this confidentiality provision are intended to be enforceable in accordance with its terms to the extent permitted by law.
     17.7 Conflict of Interest. No director, employee or agent of either party, its sub contractors or vendors shall give or receive from any director, employee or agent of the other party or any affiliate, any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Contract.
     Any representative authorized in writing by either party may audit the applicable records in accordance to Section 8.2 for the sole purpose of determining whether there has been compliance with this section.
     17.8 Safety. The agents and employees of each party to this Contract shall comply with all safety regulations of the other when such agents and employees are upon the premises of the other in connection with the performance of this Contract.
     17.9 Termination Upon Default. If either Seller or Buyer should default in the performance of any material obligation imposed hereunder, the other party may terminate this entire Contract by giving written notice to the defaulting party of such election. The defaulting party shall have one hundred twenty (120) Days after receipt of such notice in which to remedy such default or to indemnify the other party to the other party’s reasonable satisfaction in which event this Contract shall continue in force and effect. If such remedy or indemnity is not timely made, this Contract shall, at the end of said one hundred twenty (120) Day period, become null and void except for the rights and obligations of Seller or Buyer under Articles V and VII, and except for any other provisions of which this Contract provides for survival after termination hereof. Any such termination shall be without waiver of any remedy to which the party not in default may be entitled for violation of this Contract.

     17.10 Applicable Law. ALL QUESTIONS CONCERNING THE VALIDITY OR MEANING OF THIS CONTRACT OR RELATING TO THE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO PERFORMANCE UNDER THIS CONTRACT SHALL BE CONSTRUED AND RESOLVED UNDER THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR AND GIVING NO EFFECT TO ANY RULE OR PRINCIPLE CONCERNING CONFLICT OF LAWS WHICH MIGHT REFER TO THE LAWS OF ANOTHER JURISDICTION.
     17.11 Waiver of Deceptive Trade Practices Act. BUYER AND SELLER HEREBY WAIVE, TO THE EXTENT (IF ANY APPLICABLE), THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (OTHER THAN THE PROVISIONS OF SECTION 17.555 THEREFORE, WHICH ARE NOT WAIVED).
     17.12 Relationship to the Parties. Notwithstanding any provision contained in this Contract to the contrary, this Contract is not intended to create, nor shall it be construed to create, a relationship of partnership, an association for profit, or any other relationship except that of seller and purchaser.
     17.13 Invalidity. In the event any part of this Contract is declared to be invalid for any reason, this ruling shall not affect the validity of the rest of the Contract or any other part thereof.
     17.14 Origin of Contract. This Contract has been jointly prepared by Buyer and Seller and there shall be no presumptions regarding such preparation or any ambiguities which will be used against either party in connection with any subsequent judicial construction of this Contract.

     IN WITNESS WHEREOF, this Contract shall be effective as set forth in this Contract.

SELLER:
KINDER MORGAN CO2 COMPANY, L.P.
	By:	Kinder Morgan G.P., Inc.
	Its	General Partner
	By:	Kinder Mergan Management, LLC
	Its	Delegate

Date: 6/20/07	By:	/s/ R T Bradley

	Printed Name:	R T Bradley

	Title:	Vice President

BUYER:
RESOLUTE NATURAL RESOURCES COMPANY

Date: 6/19/07	By:	/s/ James M. Piccone

	Printed Name:	James M. Piccone
	Title:	President

Exhibit A
TO PRODUCT SALE AND PURCHASE AGREEMENT
RESOLUTE NATURAL RESOURCES COMPANY
CONTRACTED PRODUCT
Attached to and mad a part of that certain Product Sale and Purchase
Contract dated July 1, 2007, by and between Resolute Natural Resources
Company, as Buyer, and Kinder Morgan CO2 Company, L.P., as Seller

						Total
						Yearly
						Quantity
					Total Daily	BCF per
		Aneth Unit	McElmo	Ratherford	Contract	Year
Contract Year	Aneth Unit	Expansion	Creek Unit	Expansion	Quantity	(Rounded)
	DCO	DCO	DCO	DCO	DCO	TYO
7/1/2007	6,000	—	—	—	6,000	0.19
8/1/2007	5,497	—	—	—	5,497	0.17
9/1/2007	11,344	—	—	—	11,344	0.34
10/01/2007	25,200	—	—	—	25,200	0.78
11/1/2007	24,889	—	—	—	24,889	0.75
12/1/20007	24,445	—	—	—	24,445	0.76
1/1/2008	32,245	—	—	—	32,245	11.80
1/1/2009	23,107	—	—	—	23,107	8.43
1/1/2010	11,922	—	—	—	11,922	4.35
1/1/2011	12,514	—	11,798	—	24,312	8.87
1/1/2012	9,148	—	9,440	—	18,589	6.80
1/1/2013	6,723	—	6,987	—	13,710	5.00
1/1/2014	4,884	—	4,566	—	9,451	3.45
1/1/2015	3,435	—	3,458	—	6,893	2.52
1/1/2016	2,268	—	2,458	—	4,726	1.73
	41.81	—	14.14
Total Contract Quantity						55.95

Exhibit B
TO PRODUCT SALE AND PURCHASE AGREEMENT
RESOLUTE NATURAL RESOURCES COMPANY
TOTAL PROJECTED UNCONTRACTED PRODUCT
Attached to and mad a part of that certain Product Sale and Purchase
Contract dated July 1, 2007, by and between Resolute Natural Resources
Company, as Buyer, and Kinder Morgan CO2 Company, L.P., as Seller

		Aneth		Total Daily
Contract	Aneth	Unit	Ratherford	Contract	Total Yearly Quantity
Year	Unit	Expansion	Expansion	Quantity	BCF per Year (Rounded)
	DCO	DCO	DCO	DCO	TYO
8/1/2007	—	—	—	—	—
1/1/2008	—	—	—	—	—
1/1/2009	—	42,001	—	42,001	15.33
1/1/2010	—	27,314	—	27,314	9.97
1/1/2011	—	16,729	35,733	52,462	19.15
1/1/2012	—	10,611	25,444	36,055	13.20
1/1/2013	—	6,787	18,813	25,600	9.34
1/1/2014	—	4,235	14,214	18,449	6.73
1/1/2015	—	2,444	10,913	13,357	4.88
1/1/2016	—	1,137	8,467	9,604	3.52
		40.62	41.49
Total Uncontracted Quantity					82.12